                                  EXHIBIT 11

                                 PAWNMART, INC.
                 COMPUTATION OF PRO FORMA LOSS PER COMMON SHARE


                                                                            Year         Nine Months
                                                                            Ended           Ended
                                                                          January 26,    October 26,
                                                                             1997           1997
                                                                      ----------------------------------
Common Shares Outstanding at the Beginning of the Period (1)            1,759,071          1,835,106

Common Equivalent Shares Attributed to Stock Options, Warrants, and
       Convertible Securities (2)                                       4,320,892          4,563,538

Weighted Average Number of Shares Issued During the Period                 65,884                -
                                                                      -----------       ------------
Weighted Average Number of Common and Common Equivalent
      Shares Outstanding at end of Period (2)                           6,145,847          6,398,644
                                                                      ===========       ============



Net Loss As Reported                                                  $(3,056,315)      $(2,344,592)

Pro Forma Adjustments (3) -
      Interest Expense and Amortization of Debt Issuance Costs            956,306         1,097,683
      Preferred Stock Dividends                                                --            33,059
Pro Forma Net Loss                                                    -----------       -----------
                                                                      $(2,100,009)      $(1,213,850)
                                                                      ===========       ===========


Pro Forma Net Loss Per Share (2)(3)                                   -----------       -----------
                                                                      $     (0.34)      $     (0.19)
                                                                      ===========       ===========

(1) Gives effect to a 1-for-2 reverse stock split of the Company's outstanding shares of Common Stock approved on October 16, 1997 and to a 1-for-1.5163715 reverse stock splits of the Company's outstanding shares of Common Stock approved in January 1998.

(2) Pro forma loss per common share is based on the weighted average number of common and common equivalent shares outstanding, adjusted for (i) the reverse stock splits approved on October 16, 1997 and during January 1998,
    (ii) the effect of the Company's planned conversion of all convertible debentures and all classes of convertible preferred stock and related warrants in connection with the contemplated initial public offering, and
    (iii) all stock options issued.

    Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock, options, warrants and convertible securities issued during a twelve-month period prior to the initial filing of a registration statement applicable to the contemplated initial public offering, with exercise prices below the assumed initial public offering price, have been included in the calculation of common share equivalents, using the treasury stock method, as if they were outstanding for all periods presented.

(3) Pro forma net loss attributable to common stockholders used to calculate the pro forma loss per share excludes $956,306, and $1,097,683 of interest and amortization of debt issuance costs for the fiscal year ended January 26, 1997 and for the nine months ended October 26, 1997, respectively.
    The pro forma adjustments result from the retroactive effect of the Debenture Conversion. Pro forma net loss attributable to common stockholders used to calculate the pro forma loss per common share also excludes $33,059 in Series D Preferred stock dividends during the nine months ended October 26, 1997 resulting from the Preferred Conversion.